Exhibit 99.1

Supernus Announces Record Fourth Quarter and Full Year 2016 Financial Results

•                  Fourth quarter 2016 net product sales were $61.1 million, a 43% increase over 2015.

•                  Fourth quarter operating income was $16.3 million, a 107% increase over 2015.

•                  Fourth quarter diluted earnings per share were $0.26, an 86% increase over 2015.

•                  Full year 2016 net product sales were $210.1 million, a 46% increase over 2015.

•                  Full year 2016 operating income was $54.2 million, a 160% increase over 2015.

•                  Full year 2016 diluted earnings per share were $1.76 compared to $0.28 in 2015.

Rockville, Md., February 28, 2017 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for fourth quarter and full year 2016 and associated Company developments.

Commercial Update

Fourth quarter 2016 product prescriptions for Trokendi XR® and Oxtellar XR®, as reported by IMS, totaled 136,145, a 22.0% increase over the fourth quarter of 2015. Full year 2016 product prescriptions for Trokendi XR and Oxtellar XR totaled 506,542, a 33.9% increase over full year 2015.

	Prescriptions			Prescriptions
	Q4 2016	Q4 2015	Change %	FY 2016	FY 2015	Change %

Trokendi XR	102,727	83,899	22.4%	381,226	279,782	36.3%
Oxtellar XR	33,418	27,728	20.5%	125,316	98,391	27.4%

Total	136,145	111,627	22.0%	506,542	378,173	33.9%

Source:  IMS

Net product sales for the fourth quarter of 2016 were $61.1 million, a 43.4% increase over $42.6 million in the same period the prior year. Net product sales for full year 2016 were $210.1 million, a 46.4% increase over $143.5 million in 2015.

	Net Product Sales ($mil.)			Net Product Sales ($mil.)
	Q4 2016	Q4 2015	Change %	FY 2016	FY 2015	Change %

Trokendi XR	$46.7	$33.3	40.3%	$158.4	$110.3	43.6%
Oxtellar XR	$14.4	$9.3	54.7%	$51.7	$33.2	55.7%

Total	$61.1	$42.6	43.4%	$210.1	$143.5	46.4%

In August 2016, the Food and Drug Administration (FDA) granted tentative approval to the Company’s Supplemental New Drug Application requesting a label expansion for Trokendi XR to include prophylaxis of migraine headache in adults. The Company plans to launch the migraine indication soon after receiving full FDA approval, which the Company anticipates in the second quarter of 2017.

“2016 was another year of strong commercial performance with full year net product sales growth of 46% and an increase in operating income of 160% over full year 2015”, said Jack Khattar, President and CEO of Supernus Pharmaceuticals. “This growth was achieved while we continued to advance our pipeline and prepare for the launch of the migraine indication for Trokendi XR.”

Khattar added, “In addition, we continued to vigorously defend our novel products and build upon our strong intellectual property position, as evidenced by the favorable court rulings on Oxtellar XR and the issuance of four U.S. patents for Trokendi XR and Oxtellar XR over the past 12 months. We have established a solid foundation for sustainable growth, and we expect 2017 to be another year of strong net product sales and operating income growth.”

Progress of Product Pipeline

Enrollment continues in both Phase III trials for SPN-810, which is currently in development for Impulsive Aggression in patients aged 6 to 12 years who have ADHD. Steps taken in the second half of 2016 to facilitate identifying, contacting, and prescreening appropriate patients, as well as educating patient caregivers, have increased patient enrollment. In addition, the Company has received FDA approval for revisions to the Phase III protocol, which are expected to improve patient retention during the screening period and in turn improve patient enrollment. Enrollment is expected to continue through 2017.

Regarding SPN-812, currently in development for patients aged 6 to 12 years with ADHD, the Company announced in October 2016 positive topline results from its Phase IIb clinical trial in children with ADHD. Supernus plans to have an end-of-Phase II meeting with the FDA, most likely in the second quarter of 2017, after which it will initiate Phase III clinical testing during the second half of 2017.

“We continued to advance our two late-stage clinical products in 2016, including achieving positive results from our Phase IIb clinical trial for SPN-812 and increasing enrollment during the second half of 2016 in the Phase III clinical trials for SPN-810,” said Jack Khattar. “We are also excited about our plan that is underway to initiate in 2017 an exploratory trial investigating Oxtellar XR in patients with bipolar disorder. This would be another step towards realizing the full potential of Oxtellar XR in the treatment of patients with psychiatric and neurological disorders.”

Collaboration Update

Shire announced that SHP-465 for the treatment of ADHD is expected to be launched in the second half of 2017 after SHP-465 receives FDA approval, which is expected on or around June 20, 2017. Based on the agreement between Supernus and Shire, Shire will pay to Supernus a single-digit percentage royalty on net sales of the product.

Operating Expenses

Research and development expenses in the fourth quarter of 2016 were $13.3 million, as compared to $9.4 million in the same quarter last year, and, for the full year, $42.8 million, as compared to $29.1 million for 2015. The increases in both periods are primarily due to increased costs associated with the Phase III trials for SPN-810, which were initiated during the third quarter of 2015; increased costs associated with the Phase IIb trial for SPN-812, which was initiated during the fourth quarter of 2015; and the open-label extension studies associated with both product candidates.

Selling, general and administrative expenses in the fourth quarter of 2016 were $29.1 million, as compared to $23.6 million in the same quarter last year, and, for the full year, $106.0 million as compared to $89.1 million in 2015. The increases in both periods are primarily due to work done in anticipation of launching the migraine headache indication for Trokendi XR, including marketing program development and sample production.

Operating Income, Cash Flows From Operations, and Earnings Per Share

Operating income in the fourth quarter of 2016 was $16.3 million, a 106.8% increase over $7.9 million in the same period the prior year. Operating income in full year 2016 was $54.2 million, a 160.1% increase over $20.8 million for full year 2015. This improvement in operating income for both periods is primarily due to increased net product sales.

Diluted earnings per share for the fourth quarter of 2016 were $0.26 compared to $0.14 in the same period last year. Diluted earnings per share were $1.76 in 2016, compared to diluted earnings per share of $0.28 in 2015. Diluted earnings per share in 2016 were favorably impacted by the release of the valuation allowance against deferred tax assets, which resulted in a full year 2016 income tax benefit of $40.9 million.

Weighted-average diluted common shares outstanding were approximately 52.0 million and 51.7 million in the fourth quarter and full year of 2016, respectively, as compared to approximately 51.2 million in each of the respective periods the prior year.

Cash generated from operations for full year 2016 was $66.8 million, as compared to $34.5 million for full year 2015.

Capital Resources

As of December 31, 2016, the Company had $165.5 million in cash, cash equivalents, marketable securities, and long term marketable securities, as compared to $117.2 million at December 31, 2015.  As of February 28, 2017, approximately $3.6 million of the Company’s six year, $90 million notes remain outstanding.

Financial Guidance

For full year 2017, the Company estimates net product sales, R&D expenses and operating income as set forth below:

•                  Net product sales in the range of $265 million to $275 million.

•                  Research and development expense of approximately $55 million.

•                  Operating income in the range of $75 million to $80 million. This includes approximately $5 million of non-cash royalty revenue.

Annual Report on Form 10-K Filing Update

In fiscal year 2016, the Company became a large accelerated filer pursuant to the Securities Exchange Act of 1934. Consequently, the Company has a shortened filing deadline of 60 days rather than 75 days, and is unable to timely file its Annual Report on Form 10-K for the fourth quarter and full year ended December 31, 2016.  Accordingly, the Company will timely file a Notification of Late Filing on Form 12b-25. The Company’s delay in filing the Form 10-K is due principally to the need to complete all steps and tasks necessary to finalize the Company’s annual financial statements and other disclosures required to be in the filing, including, for the first time, the requirements as a consequence of becoming subject to Section 404(b) of the Sarbanes-Oxley Act of 2002.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00 a.m. ET, on Wednesday, March 1, 2017. An accompanying webcast also will be provided.

Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	70744734
Conference Call Name:	Supernus Pharmaceuticals Fourth Quarter and Full Year 2016 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under ‘Investors’.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates to address large market opportunities in psychiatry, including SPN-810 for the treatment of Impulsive Aggression in ADHD patients and SPN-812 for the treatment of ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to sustain and increase its profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Supernus Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2016	December 31, 2015
	(unaudited)

Cash, cash equivalents and marketable securities	$90,121	$62,190
Accounts receivable, net	41,527	25,908
Inventories, net	16,801	12,587
Prepaid expenses and other current assets	2,955	5,261
Total current assets	151,404	105,946

Long term marketable securities	75,410	55,009
Property and equipment, net	4,344	3,874
Deferred legal fees	19,860	22,503
Intangible assets, net	16,490	976
Other non-current assets	331	318
Deferred income tax	41,729	—

Total assets	$309,568	$188,626

Accounts payable	$8,055	$4,314
Accrued sales deductions	41,943	26,794
Accrued expenses	27,434	25,153
Non-recourse liability related to sale of future royalties, current portion	3,101	497
Deferred licensing revenue	209	176
Total current liabilities	80,742	56,934

Deferred licensing revenue, net of current portion	1,501	1,390
Convertible notes, net	4,165	7,085
Non-recourse liability related to sale of future royalties, long term	27,289	30,031
Other non-current liabilities	4,002	4,325
Derivative liabilities	114	854
Total liabilities	117,813	100,619

Total stockholders’ equity	191,755	88,007

Total liabilities and stockholders’ equity	$309,568	$188,626

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)

Revenue
Net product sales	$61,100	$42,612	$210,078	$143,526
Royalty revenue	1,222	1,031	4,686	3,038
Licensing revenue	52	44	239	901

Total revenue	62,374	43,687	215,003	147,465

Costs and expenses
Cost of product sales	3,771	2,795	11,986	8,423
Research and development	13,252	9,445	42,791	29,135
Selling, general and administrative	29,055	23,566	106,010	89,063

Total costs and expenses	46,078	35,806	160,787	126,621

Operating income	16,296	7,881	54,216	20,844
Other income (expense)
Interest income	409	224	1,482	643
Interest expense	33	(225)	(543)	(1,229)
Interest expense-nonrecourse liability related to sale of future royalties	(984)	(1,011)	(4,548)	(3,541)
Changes in fair value of derivative liabilities	100	127	448	193
Loss on extinguishment of debt	(289)	62	(671)	(2,338)
Other (expense) income	(13)	8	(15)	38

Total other expense	(744)	(815)	(3,847)	(6,234)

Earnings before income taxes	15,552	7,066	50,369	14,610

Income tax expense (benefit)	1,232	213	(40,852)	666

Net income	$14,320	$6,853	$91,221	$13,944

Income per common share:
Basic	$0.29	$0.14	$1.84	$0.29
Diluted	$0.26	$0.14	$1.76	$0.28

Weighted-average number of common shares outstanding:
Basic	49,702,207	48,891,847	49,472,434	47,485,258
Diluted	52,020,596	49,598,030	51,708,983	51,160,380

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

or

INVESTOR CONTACT:

Peter Vozzo

Westwicke Partners

Office: (443) 213-0505

Mobile: (443) 377-4767

Email: peter.vozzo@westwicke.com